Exhibit 99.1


                  FOSTER WHEELER RECEIVES FURTHER EXTENSIONS OF

             FINANCING FACILITIES AND DEFERS TRUST PREFERRED PAYMENT

     HAMILTON, BERMUDA, July 1, 2002 -- Foster Wheeler Ltd. (NYSE:FWC) today announced that it has obtained further extensions through July 31, 2002 of both its waiver under its current revolving credit facility and the forbearance of remedies for its lease financing facility.

     The company signed a term sheet with its bank lending group for a $289.9 million bank credit facility on June 5, 2002. This further extension of its current facility is necessary in order to finalize the terms of a definitive agreement.

     "We are making good progress in negotiating the final agreement and meeting the conditions specified in the term sheet," said Raymond J. Milchovich, Foster Wheeler's chairman, president and CEO. "We expect that finalization of our senior credit facility will be completed early in the third quarter."

     Separately, the company announced that it is exercising its right to defer the payment of interest on the Junior Subordinated Debentures by extending the interest period of such debentures for three quarterly periods from January 15, 2002 until October 15, 2002. This will defer the dividend on the FW Preferred Capital Trust I 9% Preferred Securities for the same time period, which includes deferral of the July 15, 2002 payment.

     According to a company spokesperson, the decision to defer interest payments was part of ongoing efforts to realign the company's capital structure.

                                     # # #

Notes to Editors:

1.   Safe Harbor Statement

     This release contains forward-looking statements regarding future performance. Forward-looking statements are beyond the company's ability to control and in many cases the company cannot predict what factors could cause actual results to differ materially from those indicated

                                     MORE...

     in the forward-looking statements. These factors include, but are not limited to, monetary and fiscal policies worldwide, significant changes in trade policies, changes in project schedules and failure to obtain releases from clients. The company's documents filed with the SEC identify important factors, which could cause actual results to differ materially from those indicated in the forward-looking statements.

2. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

                                      # # #


MEDIA CONTACT:  Alastair Davie  908-730-4444

SHAREHOLDER CONTACT:  John Doyle 908-730-4270

OTHER INQUIRIES:  908-730-4000